UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )
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T. Rowe Price Group, Inc.
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YOUR VOTE IS IMPORTANT!
Please execute and return the enclosed proxy promptly whether or not you plan to attend the T. Rowe Price Group, Inc. 2008 Annual Meeting of Stockholders.
T. ROWE PRICE GROUP, INC.
100 East Pratt Street Baltimore, MD 21202
NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
April 10, 2008
We will hold the Annual Meeting of Stockholders of T. Rowe Price Group, Inc. at the company’s offices located at 4515 Painters Mill Road, Owings Mills, Maryland, 21117, on Thursday, April 10, 2008, at 10:00 a.m. At this Meeting, we will ask stockholders to:
1)	elect a Board of nine directors;

2)	consider and approve a proposed charter amendment to increase the authorized common stock of the company;

3)	ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2008;

4)	consider, if presented, a stockholder proposal as further described on page 23 of the proxy statement which accompanies this Notice; and

5)	act upon any other business that properly comes before the Meeting.
Stockholders who owned shares of our common stock as of February 11, 2008, are entitled to attend and vote at the Meeting or any adjournments.

BY ORDER OF THE BOARD OF DIRECTORS

Barbara A. Van Horn
Secretary

Baltimore, Maryland
[Date]

PROXY STATEMENT
TABLE OF CONTENTS

Terms Used in This Proxy Statement	3
Introduction	3
Important Notice Regarding the Availability of Proxy Materials	3
Voting Information	3
Voting Requirements	3
Solicitation of Proxies	4
Attending the Meeting	4
Voting and Revocation	4
Proposal 1: Election of Directors	5
Recommendation of the Board of Directors; Vote Required	5
The Nominees; Independence Determinations	5
The Board of Directors and Committees	6
Compensation of Directors	8
Report of the Nominating and Corporate Governance Committee	10
Proposal 2: Approval of a Proposed Charter Amendment	11
Recommendation of the Board of Directors; Vote Required	12
Security Ownership of Certain Beneficial Owners and Management	12
Section 16(a) Beneficial Ownership Reporting Compliance	13
Compensation of Named Executive Officers	13
Compensation Discussion and Analysis	13
Summary Compensation Table	17
2007 Grants of Plan-Based Awards Table	18
Outstanding Equity Awards Table at December 31, 2007	19
2007 Option Exercises Table	21
Equity Compensation Plan Information	21
Report of the Executive Compensation Committee	22
Proposal 3: Ratification of the Appointment of KPMG LLP as our Independent
Registered Public Accounting Firm for 2008	22
Recommendation of the Board of Directors; Vote Required	22
Disclosure of Fees Charged by the Independent Registered Public Accounting Firm	22
Audit Committee Pre-Approval Policies	23
Report of the Audit Committee	23
Proposal 4: Stockholder Proposal	23
Recommendation of the Board of Directors; Vote Required	25
Stockholder Proposals for the 2009 Annual Meeting	25
Stockholder Communications with the Board of Directors	25
Stockholders Sharing the Same Address	25
Other Matters	25
Exhibit A: Articles of Amendment	A-1

TERMS USED IN THIS PROXY STATEMENT
“Price Group,” “we,” “our,” and “company,” all refer to T. Rowe Price Group, Inc. except in the Reports of the Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee. In these reports, “we” refers to members of each respective committee.
“Meeting” refers to the 2008 Annual Meeting of Stockholders, including any adjournment or postponement thereof.
“Price fund” means any mutual fund company or trust organized by T. Rowe Price Associates, Inc., or T. Rowe Price International, Inc., two of the investment adviser subsidiaries within the Price Group family of affiliated companies.
“You” refers to the stockholders of Price Group.
“Price Associates” refers to T. Rowe Price Associates, Inc., a wholly-owned subsidiary of Price Group. Price Associates organizes and serves as an investment adviser to the Price funds.
INTRODUCTION
We are sending you this proxy statement and the accompanying proxy card in connection with the solicitation of proxies by our Board of Directors for the Meeting described in the notice and at any adjournments or postponements. The purpose of the Meeting is to:
1)	elect a Board of nine directors;

2)	consider and approve a proposed charter amendment to increase the authorized common stock of the company;

3)	ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2008;

4)	consider, if presented, a stockholder proposal as further described on page 23; and

5)	act upon any other business that properly comes before the Meeting.
This proxy statement, proxy card, and our 2007 Annual Report to Stockholders containing our consolidated financial statements and other financial information for the year ended December 31, 2007, form your Meeting package. We sent you this package on or about February 28, 2008.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 10, 2008
This proxy statement and our 2007 Annual Report to Stockholders may also be viewed, downloaded, and printed, at no charge, by accessing the following Internet address: http://www.                    .
VOTING INFORMATION
Voting Requirements
At the close of business on February 11, 2008, the record date of the Meeting,                     shares of our common stock, par value $.20 per share, were outstanding and entitled to vote at the Meeting. We have approximately ___stockholders of record and                      beneficial stockholder accounts held by brokers, banks or other intermediaries. Each stockholder as of the record date is entitled to cast one vote per share on each Proposal. Under our charter, the right to cast one vote per share may be modified in the case of certain persons and groups beneficially owning or otherwise having or arranging for ownership interest or voting authority with respect to more than 15% of our common stock; we do not believe this provision will apply to any stockholders voting at this Meeting. Pursuant to our Amended and Restated By-Laws, the presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Meeting shall be required to achieve a quorum and transact business. If a quorum of stockholders is present at the Meeting, the following voting requirements will apply:
•	Board Elections. To be elected to serve until our 2009 annual meeting and until his or her successor is elected and qualifies, a director nominee (see page 5) must obtain the affirmative vote of a majority of the total votes cast at the Meeting for and against such nominee. Please see page 10 for a discussion of our majority voting provisions. Stockholders may not cumulate their votes in director elections. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this matter.

•	Charter Amendment to Increase Authorized Stock. To become effective, the proposed charter amendment must be approved by the affirmative vote of a majority of the total number of shares of common stock outstanding and entitled to vote. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

•	Ratify the Appointment of KPMG LLP. Approval of this proposal requires the affirmative vote of a majority of the total votes cast at the Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this matter.

•	Stockholder Proposal. If this proposal is presented at the Meeting, approval would require the affirmative vote of a majority of the total votes cast at the Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this matter.

All votes, however cast, are confidential. We do not know how any person or entity voted a proxy unless this information is voluntarily disclosed.
Solicitation of Proxies
We will pay for the costs of preparing materials for the Meeting and soliciting proxies. We expect that solicitation will occur primarily through the mail, but proxies also may be solicited personally or by telephone, telegram, letter or facsimile. To assist in soliciting proxies, we have retained Georgeson Inc. for a fee of $6,000 plus reimbursement of out-of-pocket expenses. We ask securities brokers, custodians, nominees, and fiduciaries to forward materials for the Meeting to our beneficial stockholders as of the record date, and we will reimburse them for the reasonable out-of-pocket expenses they incur. Directors, officers, and employees of Price Group and our subsidiaries may solicit proxies personally or by other means, but will not receive additional compensation.
Attending the Meeting
We invite all stockholders, especially those who owned shares as of the record date, to attend the Meeting. If you are a “registered holder” (also known as a “record holder”) of our common stock, which means that your shares are represented by certificates or ledger entries in your own name directly registered with our transfer agent, Wells Fargo Bank, N.A., you must bring identification with you to the Meeting to allow us to verify your ownership. If your common stock is held in “street name,” which means that the shares are held for your benefit in the name of a broker, bank or other intermediary, you will need to bring a brokerage account statement or letter from your broker, bank or other intermediary reflecting stock ownership in order to be admitted to the Meeting.
Voting and Revocation
Registered Holders
If you are a registered holder as of the record date, you will be able to vote your proxy in three ways:
1)	by mail - complete the enclosed proxy card and return it in the postage-paid envelope provided;

2)	by telephone - call 1-800-560-1965 and then follow the voice instructions. Please have your proxy card and the last four digits of your social security number or tax identification number available when you call; or

3)	by using the Internet - as prompted by the menu found at http://www.eproxy.com/trow/, follow the instructions to obtain your records and create an electronic ballot. Please have your proxy card and the last four digits of your social security number or tax identification number available when you access this voting site.
Our counsel has advised us that these three voting methods are permitted under the corporate law of Maryland, the state in which we are incorporated.
The Board of Directors has selected Edward C. Bernard, James A.C. Kennedy, and Brian C. Rogers to act as proxies. When you sign and return your proxy card to Wells Fargo Bank, N.A., our transfer agent and proxy tabulator, or vote your shares using the telephone or Internet, you appoint Messrs. Bernard, Kennedy and Rogers as your representatives at the Meeting. You may also attend the Meeting and vote in person.
Regardless of the voting method you use, you may revoke your proxy and cast a new vote at the Meeting, if we are able to verify that you are a registered holder of our common stock, by filing a notice revoking the prior proxy and then voting in person. You may also change your vote before the Meeting by delivering a letter revoking the proxy to our Secretary (Barbara A. Van Horn, T. Rowe Price Group, Inc., 100 East Pratt Street, Mail Code BA-1099, Baltimore, MD 21202) or by properly submitting another proxy bearing a later date. If you vote by telephone or access the Internet voting site, you may also revoke your proxy by re-voting using the same procedure no later than noon Central Time on Wednesday, April 9, 2008. The last proxy properly submitted by you before voting is closed at the Meeting will be counted.
Shares Held in Street Name
If you have selected a broker, bank, or other intermediary to hold your shares rather than having them directly registered with our transfer agent, Wells Fargo Bank, N.A., you still will receive a full Meeting package including a proxy card to vote your shares. As a beneficial owner of our stock, you will receive instructions from your broker, bank, or other intermediary on the procedure to follow to vote your shares. Your brokerage firm also may permit you to vote your proxy by telephone or the Internet. If you do not vote your proxy, your brokerage firm has the authority under applicable stock market rules to vote those shares for or against “routine” matters at its discretion. Where a matter is not considered routine, shares held by your broker will not be voted absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote. Please be aware that beneficial owners of shares held by brokers, banks or other intermediaries may not vote their shares in person at the Meeting unless they first obtain a written authorization to do so from their broker, bank, or other intermediary and can only change or revoke previously issued voting instructions pursuant to instructions provided by their broker, bank or other intermediary. Since the ownership of shares held in brokerage accounts cannot be verified at the Meeting, please allow sufficient time for revised voting instructions to reach your intermediary and for your proxy to be re-voted before the Meeting. We urge you to vote by following the instructions of your broker, bank, or other intermediary.

PROPOSAL 1
ELECTION OF DIRECTORS
In this proxy statement, nine director nominees, all of whom are incumbents, are presented pursuant to the recommendation of the Nominating and Corporate Governance Committee. All have been nominated by the Board of Directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualify.
Recommendation of the Board of Directors; Vote Required
We recommend that you vote FOR all the nominees under Proposal 1. All properly executed proxies received in time to be tabulated for the Meeting will be voted FOR the election of the nominees named below unless otherwise specified. If any nominee becomes unable or unwilling to serve between now and the Meeting, proxies will be voted FOR the election of a replacement recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors.
The Nominees; Independence Determinations
The following are brief biographical sketches of the nine nominees. Unless otherwise noted, all have been officers of the organizations named below or of affiliated organizations as their principal occupations for more than five years. Nominees who are employees of Price Group also may serve as directors or officers of Price Associates or T. Rowe Price International, each of which is an investment adviser to certain of the Price funds.
The Board of Directors has considered the independence of members not employed by the Price organization and has concluded that Messrs. Brady, Broaddus, Hebb, and Taylor, Dr. Sommer, and Ms. Whittemore qualify as independent directors within the meaning of the applicable rules of The NASDAQ Stock Market LLC. To our knowledge, there are no family relationships among our directors or executive officers. A brother-in-law of Mr. Hebb has been a non-executive employee of Price Associates since 1989. The Board considered this relationship in assessing Mr. Hebb’s independence. The Board also considered the relationships of Mr. Hebb and Ms. Whittemore to entities which use Price Associates for investment management and 401(k) administrative services and investments made by company officers in entities affiliated with Mr. Hebb.
The Board of Directors recommends that you vote FOR all of the following nominees:
Edward C. Bernard, age 52, has been a director of Price Group since 1999, the vice chairman since 2007, a vice president since 1989, the director of the company’s distribution, client service, technology, and communications activities since 2006, and an employee since 1988. He is the chairman of the board of all of the 57 Price fund companies on which he serves as a director or trustee.
James T. Brady, age 67, has been an independent director of Price Group since 2003, and is the chairman of the Audit Committee and a member of the Executive Compensation Committee. He has been the Mid-Atlantic managing director of Ballantrae International Ltd., a management consulting firm, since 1999. Mr. Brady is a director of NexCen Brands, Inc., an owner, manager and developer of intellectual property; Constellation Energy Group, a diversified energy company; and McCormick & Company, Inc., a manufacturer, marketer, and distributor of spices and seasonings.
J. Alfred Broaddus, Jr., age 68, has been an independent director of Price Group since 2004, and is a member of the Audit and Executive Compensation Committees. He is the immediate past president of the Federal Reserve Bank of Richmond from which he retired in August 2004. Mr. Broaddus also is a director of Albemarle Corporation, a manufacturer of specialty chemicals; Markel Corporation, a specialty insurer; and Owens & Minor, Inc., a distributor of medical and surgical supplies.
Donald B. Hebb, Jr., age 65, has been an independent director of Price Group since 1999, is the chairman of the Executive Compensation Committee, and serves on the Nominating and Corporate Governance Committee. Mr. Hebb is the Chairman and, from 1993 until 2007, was the managing general partner of ABS Capital Partners, a private equity firm.
James A.C. Kennedy, age 54, has been a director of Price Group since 1996, the chief executive officer and president since 2007, the director of the equity division of Price Associates from 1997 through 2006, the director of equity research from 1987 through 1999, a vice president since 1981, and an employee since 1978. He is a member of the Executive Committee. Mr. Kennedy served as a director or trustee of 23 of the Price fund companies until April 2006.
Brian C. Rogers, age 52, has been a director of Price Group since 1997, the chairman of the board since 2007, the chief investment officer since 2004, a vice president since 1985, and an employee since 1982. He is a member of the Executive Committee. Mr. Rogers serves as a director or trustee of 26 Price fund companies and is the president of three Price fund companies.
Dr. Alfred Sommer, age 65, has been an independent director of Price Group since 2003 and serves on the Executive Compensation and Nominating and Corporate Governance Committees. From 1990 to September 2005, he was the dean of the Johns Hopkins Bloomberg School of Public Health, where he is now dean emeritus, and continues as a professor of Epidemiology, Ophthalmology, and International Health. Dr. Sommer also is a director of Becton, Dickinson and Company, a medical technology company.
Dwight S. Taylor, age 63, has been an independent director of Price Group since 2004, and is a member of the Audit and Executive Compensation Committees. Since 1999, he has been the president of COPT Development & Construction Services, LLC, a commercial real estate developer which is a subsidiary of Corporate Office Properties Trust. Mr. Taylor also is a director of MICROS Systems, Inc., a provider of information technology for the hospitality and retail industry.

Anne Marie Whittemore, age 61, has been an independent director of Price Group since 1995, is the chairperson of the Nominating and Corporate Governance Committee, and serves on the Executive and Executive Compensation Committees. She has been designated the Lead Director by our independent directors since April 2005. Ms. Whittemore is a partner in the law firm of McGuireWoods LLP, and is a director of Albemarle Corporation, a manufacturer of specialty chemicals, and Owens & Minor, Inc., a distributor of medical and surgical supplies.
The Board of Directors and Committees
During 2007, the Board of Directors held seven meetings and acted on one other occasion by unanimous written consent. Each director attended at least 75% of the combined total number of meetings of the Board and Board committees of which he or she was a member. Consistent with the company’s Corporate Governance Guidelines, the independent directors meet in executive session at each Board meeting. Our Corporate Governance Guidelines provide that all directors are expected to attend each annual meeting of stockholders. All nominees for director submitted to the stockholders for approval at last year’s annual meeting on April 12, 2007, attended that meeting, and we anticipate that all nominees will attend the 2008 Meeting.
Corporate Governance
Our Board of Directors has an Audit Committee, an Executive Committee, an Executive Compensation Committee, and a Nominating and Corporate Governance Committee. Our Board of Directors has adopted a written charter for each of the Audit Committee, the Executive Compensation Committee, and the Nominating and Corporate Governance Committee. Current copies of each charter, our Corporate Governance Guidelines, and other corporate governance materials are available at our website, www.troweprice.com, by clicking on “Company Info & Press.”
Codes of Ethics
Pursuant to rules promulgated under the Sarbanes-Oxley Act, the Board has adopted a Code of Ethics for Principal Executive and Senior Financial Officers. This Code is intended to deter wrongdoing and promote honest and ethical conduct, full, timely and accurate reporting, compliance with laws, and accountability for adherence to the Code, including internal reporting of Code violations. A copy of the Code of Ethics for Principal Executive and Senior Financial Officers was filed with the Securities and Exchange Commission on February 7, 2008 as Exhibit 14 to our Annual Report on Form 10-K.
We also have a Code of Ethics and Conduct that is applicable to all employees and directors of the company. It is the company’s policy for all employees to participate annually in continuing education and training relating to the Code of Ethics and Conduct.
Executive Committee
During 2007, Mr. Kennedy, Mr. Rogers and Ms. Whittemore served on the Executive Committee. The Executive Committee functions between meetings of the Board of Directors and possesses the authority to exercise all the powers of the Board except as limited by Maryland law. If the committee acts on matters requiring formal Board action, those acts are reported to the Board of Directors at its next meeting for ratification. The committee did not take any action during 2007.
Audit Committee
Messrs. Brady, Broaddus, and Taylor serve on the Audit Committee, which met six times during 2007. The Board of Directors has determined that each of Messrs. Brady, Broaddus, and Taylor meet the independence and financial literacy criteria of NASDAQ and the Securities and Exchange Commission. The Board also has concluded that Mr. Brady, who is the chairman of the audit committee of each of the three other public companies on which he serves as a director and was an audit partner of Arthur Andersen LLP for 20 years until he left the firm in 1995, meets the criteria for an audit committee financial expert as established by the Securities and Exchange Commission.
The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of our financial statements and other financial information provided by us to our stockholders, (2) the retention of our independent registered public accounting firm, including oversight of the terms of its engagement and its performance, qualifications and independence, and (3) the performance of our internal audit function, internal controls and disclosure controls. The Audit Committee also provides an avenue for communication among our internal auditors, financial management, independent registered public accounting firm, and the Board, and is responsible for procedures involving the receipt, retention and treatment of complaints or concerns regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous employee submissions. The independent registered public accounting firm reports directly to the Audit Committee and is ultimately accountable to this committee and the Board for the audit of our consolidated financial statements.
The Audit Committee is responsible under its charter for reviewing related person transactions and any change in or waiver to our Code of Ethics for our Principal Executive and Senior Financial Officers. Our Board has adopted a written Policy for the Review and Approval of Transactions with Related Persons. Any transaction that would require disclosure under Item 404(a) of Regulation S-K will not be initiated or materially modified until our Audit Committee has approved such transaction or modification, and will not continue past its next contractual termination date unless it is annually re-approved by our Audit Committee. During its deliberations, the Audit Committee must consider all relevant details regarding the transaction including, but not limited to, any role of our employees in arranging the transaction, the potential benefits to our company, and whether the proposed transaction is competitively bid or otherwise is on terms comparable to those available to an unrelated third party or our employees generally. The Audit Committee approves only those transactions which it determines in good faith to be on terms that are fair to us and comparable to those that could be obtained in an arms-length negotiation with an unrelated third party.
The report of the Audit Committee appears on page 23.

Executive Compensation Committee
Messrs. Hebb, Brady, Broaddus, and Taylor, Dr. Sommer, and Ms. Whittemore serve on the Executive Compensation Committee, which met five times during 2007. The Board of Directors has determined that each of these members meets the independence criteria of NASDAQ. The report of the Executive Compensation Committee appears on page 22.
Committee Authority
The committee is responsible to the Board, and ultimately to our stockholders, for:
•	determining the compensation of the chief executive officer and other executive officers;

•	reviewing and approving general salary and compensation policies for the rest of our senior officers;

•	overseeing the administration of our Annual Incentive Compensation Pool, stock incentive plans, and employee stock purchase plan;

•	assisting management in designing compensation policies and plans; and

•	reviewing and discussing the Compensation Discussion and Analysis and other compensation disclosures with management.
Delegation Authority
The committee has delegated compensation decisions regarding non-executive officers, including the establishment of specific salary and incentive compensation levels and certain matters relating to stock-based compensation, to the Management Compensation Committee, which is a committee comprised of Price Group senior officers.
Committee Procedures
Early each year the committee meets with the Management Compensation Committee in order to discuss goals and objectives for the coming year, including goals and objectives applicable to the named executive officers listed in our Summary Compensation Table on page 17. At this meeting, the committee determines eligibility for the Annual Incentive Compensation Pool and sets the maximum percentage which could be paid to each participant. The committee typically begins consideration of the annual equity grant program at its June meeting, assessing the likely overall size and parameters of the program. Further consideration of the program takes place at subsequent meetings, with the actual grants made at a regularly scheduled committee meeting. At its December meeting, the committee evaluates executive performance during the year as part of its discussions of appropriate incentive compensation awards.
Role of Executive Officers
The committee solicits input from the Chief Executive Officer and the Management Compensation Committee regarding general compensation policies including the appropriate level and mix of compensation. The committee also consults with the Chief Executive Officer regarding the appropriate bonus and salary levels for other executive officers.
Role of Compensation Consultants
Frederic W. Cook & Co., Inc. (“FWCook”) has been the committee’s compensation consultant for many years and was last reappointed in February 2006. They have no relationship with Price Group other than as the committee’s consultant. At the February and December meetings of the committee, FWCook provided information regarding trends and best practices in executive compensation at corporations similar to Price Group in size and industry focus. In addition, FWCook provided the committee with competitive compensation data that was considered when setting compensation for the named executive officers.
Nominating and Corporate Governance Committee
Ms. Whittemore, Mr. Hebb, and Dr. Sommer serve on our Nominating and Corporate Governance Committee, which met on six occasions during 2007. The Board of Directors has determined that all members meet the independence criteria of NASDAQ. The principal purpose and goal of this committee is to maintain and cultivate the effectiveness of the Price Group’s Board of Directors and provide general oversight regarding governance matters. Among the committees’s responsibilities are Board and committee composition and director qualifications, Board evaluations, and senior management succession planning. They identify, evaluate, and nominate Board candidates, periodically review the continued appropriateness of Board membership for each director, including upon a change in employment, and consider any director resignation submitted under the company’s majority voting policy. The committee reviews the compensation of independent directors, and oversees procedures regarding stockholder nominations and other communications to the Board. In addition, they are also responsible for monitoring compliance with and recommending any changes to the company’s Corporate Governance Guidelines. A report on the committee’s activities appears on page 10.

Compensation of Directors
The Nominating and Corporate Governance Committee is responsible for periodically reviewing and recommending to the Board the compensation of independent directors. In conducting its review, it will consult with FWCook as well as the Executive Compensation Committee as appropriate to establish whether such compensation is adequate. The following table sets forth information regarding the compensation earned by or awarded to directors who served on our Board of Directors in 2007. Directors who are also officers of Price Group do not receive separate directors’ fees and have been omitted from this table since they appear in our Summary Compensation Table.
2007 Director Compensation (1)

		Stock	Option
	Fees Earned	Awards	Awards	All Other
Name	in Cash	(2), (3), (4), (5)	(2), (3), (4), (5)	Compensation		Total
James T. Brady	$101,500	$53,625	$33,837	$7,500	(6)	$196,462
J. Alfred Broaddus, Jr.	$96,500	$54,034	$33,837	$7,500	(6)	$191,871
Donald B. Hebb, Jr.	$96,500	$53,625	$33,837	$7,500	(6)	$191,462
Dr. Alfred Sommer	$85,500	$54,034	$33,837	$5,000	(6)	$178,371
Dwight S. Taylor	$96,500	$54,034	$33,837	$4,500	(6)	$188,871
Anne Marie Whittemore	$95,000	$—	$86,143	$7,500	(6)	$188,643

(1)	Includes only those columns relating to compensation awarded to, earned by, or paid to non-employee directors for their services in 2007. All other columns have been omitted.

(2)	Amounts included in the table represent the compensation cost recognized in our 2007 financial statements relating to stock and stock option awards granted to each non-employee director as part of their 2006 and 2007 semi-annual grants, and in the case of Messrs. Broaddus and Hebb, the compensation cost related to the dividend equivalents awarded on their outstanding stock units. The grant-date fair value of the award is being recognized as compensation cost over the requisite service period pursuant to Statement of Financial Accounting Standards No. 123R, Share-Based Payments (“SFAS 123R”).

(3)	The grant-date fair value of stock awards was measured using the grant-date market price of a Price Group common share. The grant-date fair value of options was computed, using the Black-Scholes option-pricing model. The following weighted average assumptions were used in the option-pricing model for the grant years indicated:

	2006	2007
Expected life in years	4.1	6.5
Expected volatility	23%	27%
Dividend yield	1.7%	1.7%
Risk-free interest rate	4.8%	4.4%

(4)	The following represents the equity awards granted to each of the non-employee directors named above in 2007 and their corresponding grant-date fair value as determined in footnote three above. Under the 2007 Non-Employee Director Plan, each director selects the type, among stock options, restricted stock awards, or stock units, of award they receive semi-annually. In 2007, Messrs. Brady and Hebb each selected restricted stock awards while Messrs. Broaddus, Sommer and Taylor each selected stock units. The holders of stock units received dividend equivalents in the form of additional vested stock units on the dividend payment date for the second and third quarters of 2007.

			Number of		Grant Date Fair
		Number of	Securities	Exercise Price of	Value of Stock
		Shares of Stock	Underlying	Option Awards	and Option
Director	Grant Date	or Units	Options	per Share	Awards

Messrs. Brady and Hebb	04/30/2007	1,200			$59,616
	10/26/2007	1,200			$74,052

Messrs. Broaddus,	04/30/2007	1,200			$59,616
Sommer, and Taylor	07/09/2007	3.810			$204
	10/05/2007	3.546			$205
	10/26/2007	1,200			$74,052

Ms. Whittemore	04/30/2007		4,000	$49.68	$56,760
	10/26/2007		4,000	$61.71	$77,320

(5)	The aggregate number of equity awards outstanding as of December 31, 2007 are:

	Stock Awards or	Option
Director	Stock Units	Awards	Total
James T. Brady	2,400	16,000	18,400
J. Alfred Broaddus, Jr.	2,407	36,000	38,407
Donald B. Hebb, Jr.	2,400	74,000	76,400
Dr. Alfred Sommer	2,407	46,000	48,407
Dwight S. Taylor	2,407	36,000	38,407
Anne Marie Whittemore	—	78,000	78,000

(6)	Personal gifts matched by our sponsored T. Rowe Price Associates Foundation, Inc. to qualified charitable organizations.
Pursuant to the 2007 Non-Employee Director Equity Plan (the “Plan”) approved by stockholders on April 12, 2007, each non-employee director is awarded semi-annual grants of their choice of options to purchase 4,000 common shares of Price Group, 1,200 restricted shares, or 1,200 stock units. Each non-employee director must elect the type of awards to be granted under the Plan by filing an election form with the Treasurer of Price Group. The election form remains in effect from year-to-year unless a new election form is filed by December 31 of the year preceding the calendar year for which the modification takes effect. These periodic grants will be made as of the close of business on the third business day following the release of our earnings for each of the quarters ended March 31 and September 30. Each of the award types vest and in the case of options become exercisable one year after their grant date if the director is then a member of the Board or, if earlier, upon the non-employee director’s death. Options are granted at the fair market value on the dates of grant, can be exercised up to five years after the director is no longer serving on the Board, and have a maximum term of 10 years from the date of grant. Restricted shares entitle the holder to all rights of a stockholder, including voting, dividend, and distribution rights, but are nontransferable until they vest. Under the Plan, vested stock units will be settled in shares of our common stock or cash, in the case of fractional shares, upon a non-employee director’s separation from service. Non-employee directors holding stock units are not entitled to voting, dividend, distribution, or other rights until the corresponding shares of our common stock are issued upon settlement; however, if and when we pay a cash dividend to our common stockholders, we will credit dividend equivalents in the form of additional, vested stock units. The Plan includes a provision that accelerates the vesting of all outstanding awards in connection with a change-in-control of Price Group. Upon a change-in-control, any outstanding stock units will be settled in cash or shares at the discretion of the Board of Directors.
In February 2007, the Nominating and Corporate Governance Committee developed and approved non-employee director ownership and retention guidelines. Under these guidelines, each non-employee director is required to hold shares of our common stock having a value equal to three times his or her current cash retainer by February 2012, or within five years of the director’s appointment to the Board, whichever is later. Directors currently in office thus have an ownership goal of $225,000. Directors who join the Board in the future will have an ownership goal of three times the annual cash retainer in effect on the date they join the Board. For purposes of the calculation, unvested shares of restricted stock and stock units are counted, but unexercised stock options are not. Once this ownership goal is achieved, the number of shares required to be held becomes fixed and must be maintained until the end of the director’s service on the Board. Until the ownership goal is achieved, the director is expected to retain “net gain shares” resulting from the exercise of stock options or vesting of restricted stock granted under the Plan. Net gain shares are the shares remaining after payment of the option exercise price and taxes owed with respect to the exercise or vesting event. In addition, net gain shares realized under the Plan after the ownership goal is achieved are expected to be held for two years prior to sale or other transfer, but not beyond the end of the director’s service on the Board.
In addition to the equity-based awards, non-employee directors receive the following:
•	An annual retainer of $75,000;

•	A fee of $1,500 for each committee meeting attended;

•	A fee of $10,000 and $5,000, for the Chairman of the Audit Committee and each Audit Committee member, respectively;

•	A fee of $5,000 for both the Chairman of the Executive Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee;

•	Directors and all employees of Price Group and its related affiliates are eligible to direct our sponsored T. Rowe Price Associates Foundation, Inc. to match personal gifts up to an annual limit to qualified charitable organizations. For 2007, non-employee directors were eligible to have up to $7,500 matched; and

•	The reimbursement of reasonable out-of-pocket expenses incurred in connection with their travel to and from, and attendance at, each meeting of the Board of Directors and its committees and related activities, including director education courses and materials.
Pursuant to the Outside Directors Deferred Compensation Plan, non-employee directors can elect to defer payment of their director fees until the next calendar year. Any such election needs to be received prior to the beginning of the year they wish to have deferred. No director deferred his or her 2007 fees.
Report of the Nominating and Corporate Governance Committee
Corporate Governance Developments in 2007
Majority Voting in Director Elections
During 2007, the company transitioned from plurality to majority voting for uncontested elections of directors. Under plurality voting, the candidate who receives the most votes is elected. This standard was common among public companies for many years, and considered desirable to prevent disenfranchisement of stockholders in the event of a contested election. However, certain stockholders and governance rating services have expressed growing dissatisfaction with the plurality standard and a desire for greater stockholder influence over uncontested elections. As a result, during 2007 we recommended, and the full Board approved, amendments to the company’s Amended and Restated By-Laws to implement majority voting in uncontested director elections.
Under the current By-Laws, in an uncontested election a nominee will not be elected unless he or she receives more “for” votes than “against” votes. Under Maryland law, any incumbent director not so elected would continue in office as a “holdover” director until removed or replaced. As a result, the By-Laws also provide that any director who fails to obtain the required vote in an uncontested election must submit his or her resignation to the Board. The Board must decide whether to accept or decline the resignation, or decline the resignation with conditions, taking into consideration this committee’s recommendation after consideration of all factors deemed relevant, within 90 days after the vote has been certified. Plurality voting will still apply to contested elections.
We recommended, and the Board approved, corresponding changes to the company’s Corporate Governance Guidelines and the Charter of this committee. You can find the full text of the current Corporate Governance Guidelines and our Charter at the company’s website, www.troweprice.com, by clicking on “Company Info & Press.”
Stock Ownership Guidelines
In 2007, we adopted stock ownership guidelines for the company’s executive officers. Under these guidelines, key executives are required to reach specified levels of ownership by December 31, 2012 or, if later, within five years after assuming a position covered by the guidelines. The Chairman, Vice Chairman, and President are expected to own common stock of the company with a value equivalent to 10 times their respective base salaries. Other executive officers are expected to maintain ownership positions equivalent to five- or three- times their base salary, depending on their seniority. We believe that these guidelines further develop and align the common interests of management and stockholders in the long-term growth of our company. This follows our adoption in February 2007 of stock ownership guidelines for non-employee directors as described earlier in this proxy statement under the section “Director Compensation.” The committee will monitor compliance with these guidelines.
Board Evaluations
In January 2008, we asked all Board members to reply to an evaluation questionnaire regarding the performance of the Board and its committees during 2007. We discussed the results of our evaluations at our meeting on February 14, 2008, and provided a full report to the Board. We plan to continue to conduct evaluations each year, and periodically modify our procedures to ensure candid feedback and respond to future developments.
Corporate Governance Ratings
We continue to monitor the company’s corporate governance ratings in order to assess possible improvements. As a result of this review in 2007, we introduced director and executive officer stock ownership guidelines and more rigorous tracking of director education programs.
Director Qualifications and the Nominations Process
We believe that the nominees presented in this proxy statement constitute a Board with an appropriate level and diversity of experience, education, skills, and independence. We routinely consider whether additional independent directors should be added to the Board and may add new members in the future.
This committee supervises the nomination process for directors. We consider the performance, independence, experience, and other characteristics of our incumbent directors, including their willingness to serve for an additional term, and any change in their employment or other circumstances in considering their re-nomination each year. In the event that a vacancy exists or we decide to increase the size of the Board, we identify, interview and examine, and make recommendations to the Board regarding, appropriate candidates.

We identify potential candidates principally through suggestions from the company’s directors and senior management. The Chief Executive Officer and Board members may also seek candidates through informal discussions with third parties.
In evaluating potential candidates, we consider independence from management, experience, expertise, commitment, diversity, age, number of other public board and related committee seats held, and potential conflicts of interest, among other factors, as well as take into account the composition of the Board at the time of the assessment. All candidates for nomination must:
•	demonstrate unimpeachable character and integrity;

•	have sufficient time to carry out their duties;

•	have experience at senior levels in areas of expertise helpful to the company and consistent with the objective of having a diverse and well-rounded Board; and

•	have the willingness and commitment to assume the responsibilities required of a director of the company.
In addition, candidates expected to serve on the Audit Committee must meet independence and financial literacy qualifications imposed by NASDAQ and by the Securities and Exchange Commission and other applicable law. Candidates expected to serve on this committee or the Executive Compensation Committee must meet independence qualifications set out by NASDAQ, and members of the Executive Compensation Committee may also be required to meet additional independence tests. Our evaluations of potential directors include, among other things, an assessment of a candidate’s background and credentials, personal interviews, and discussions with appropriate references. Once we have selected a candidate, we present him or her to the full Board for election if a vacancy occurs or is created by an increase in the size of the Board during the course of the year, or for nomination if the director is to be first elected by stockholders. All directors serve for one-year terms, and must stand for re-election annually.
Policy with Respect to the Consideration of Director Candidates Recommended or Nominated by Stockholders
Recommendations
A stockholder who wishes to recommend a candidate for the Board should send a letter to the chairperson of this committee at the company’s principal executive offices providing (a) information relevant to the candidate’s satisfaction of the criteria described above under “Director Qualifications and the Nominations Process” and (b) information that would be required for a director nomination under Section 1.11 of the company’s Amended and Restated By-Laws. The committee will consider and evaluate candidates recommended by stockholders in the same manner it considers candidates from other sources. Acceptance of a recommendation does not imply that the committee will ultimately nominate the recommended candidate.
Nominations
Section 1.11 of Price Group’s Amended and Restated By-Laws sets out the procedures a stockholder must follow in order to nominate a candidate for Board membership. For these requirements, please refer to the Amended and Restated By-Laws as of December 13, 2007, filed with the Securities and Exchange Commission on December 18, 2007, as Exhibit 3(ii) to a Current Report on Form 8-K.
Anne Marie Whittemore, Chairperson
Donald B. Hebb, Jr.
Alfred Sommer
PROPOSAL 2
APPROVAL OF A PROPOSED CHARTER AMENDMENT
TO INCREASE THE AUTHORIZED COMMON STOCK OF THE COMPANY
The Board of Directors of the company has unanimously adopted resolutions, at its meeting on February _, 2008, declaring advisable and recommending to the company’s stockholders for their approval an amendment to the company’s charter to increase the authorized shares of common stock from 500,000,000 to 750,000,000. The text of the proposed amendment is included in the form of Articles of Amendment attached hereto as Exhibit A. Although we have no current plans to issue any of the authorized, unreserved and unissued shares of common stock or the additional shares of common stock proposed to be authorized, the proposed charter amendment puts the Board in a position to be more responsive to market conditions and, if in the company’s and stockholders’ best interests, authorize a stock split in the future.
The most recent charter amendment addressing authorized share provisions was passed by stockholders in April 1998, when the number of common shares was revised to the current 500,000,000. In June 2006, the common stock was split two-for-one. As of the February 11, 2008 record date, there were approximately ___million shares issued and ___million shares reserved for issuance under our existing stock incentive and stock purchase plans. With only 500,000,000 authorized common shares, we are unable to consider effecting another two-for-one stock split without asking stockholders to authorize a sufficient number of shares to accomplish it.

If the amendment is approved, the newly authorized shares of common stock will have all the rights and privileges of the shares of common stock presently authorized. Once shares of the common stock are authorized, the Board of Directors may issue them without stockholder approval except as required by law or regulations. Although we have no present intention to issue any of the newly authorized shares, they could be used for a variety of corporate purposes, including the raising of additional capital to support expansion of our growth, either internally generated or through acquisitions, and stock issuances in connection with the acquisition of other business organizations, employee incentive plans, and stock split-ups and stock dividends. We are cognizant of the continuing trend toward consolidation in the investment management industry and believe there may be opportunities for growth through acquisition in the future. While we could in the future consider possible acquisitions, the company is not currently a party to any agreements or understandings regarding any material acquisitions. Acquisitions involving stock issuances above certain enumerated thresholds would require stockholder approval under applicable rules of NASDAQ and in some circumstances Maryland law. At the present time, there are no agreements, understandings, or arrangements providing for any additional stock issuances, other than through our existing stock incentive and stock purchase plans.
The Board of Directors is required to make any determination to issue shares of common stock based on its judgment as to the best interests of our stockholders and company. Although the Board of Directors has no present intention of doing so, it could issue shares of common stock that could make more difficult or discourage an attempt to obtain control of the company by means of merger, tender offer, proxy contest, or other means. When, in the judgment of the Board of Directors, this action will be in the best interests of our stockholders and company, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of the company. Such shares could be privately placed with purchasers favorable to the Board of Directors in opposing such action. The issuance of new shares could also be used to dilute the stock ownership of a person or entity seeking to obtain control of the company should the Board of Directors consider the action of such entity or person not to be in the best interests of our stockholders and our company. In addition, our charter currently authorizes the Board to classify and issue preferred stock and provides for reduced voting authority for certain persons and groups who beneficially own or otherwise have ownership or voting authority with respect to more than 15% of our common stock. Although we do not presently expect to enforce such provisions, they along with the additional authorized common shares may be beneficial to incumbent management and have an adverse effect on stockholders seeking to change the control of our company.
Recommendation of the Board of Directors; Vote Required
The Board of Directors has declared advisable and recommends that you vote FOR an amendment to the company’s charter to increase the authorized shares of common stock from 500,000,000 to 750,000,000. All properly executed proxies received in time to be tabulated for the Meeting will be voted FOR approval of this amendment to our charter unless otherwise specified. In order to be adopted at the Meeting, Proposal 2 must be approved by the affirmative vote of a majority of the total number of shares of common stock outstanding and entitled to vote. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the amendment.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Stock Ownership of Management
The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, February 11, 2008, by (i) each director and each nominee for director, (ii) each person named in the Summary Compensation Table on page 17, and (iii) all directors and executive officers as a group. Share amounts and percentages shown for each individual or group in the table assume the exercise of all options exercisable by such individual or group within 60 days of the record date. Except as otherwise noted, all shares are owned individually with sole voting and dispositive power.

	Amount of Beneficial	Percent of
Name of Beneficial Owner	Ownership	Class (1)

Edward C. Bernard	(2)
James T. Brady	(3)
J. Alfred Broaddus	(4)
Donald B. Hebb, Jr.	(5)
James A.C. Kennedy	(6)
Kenneth V. Moreland	(7)
Brian C. Rogers	(8)
Dr. Alfred Sommer	(9)
William J. Stromberg	(10)
Dwight S. Taylor	(11)
Anne Marie Whittemore	(12)
Directors & All Executive Officers as a Group (16 persons)	(13)

(1)	Beneficial Ownership of less than one percent is represented by an asterisk (*).

(2)	Includes 619,341 shares that may be acquired by Mr. Bernard within 60 days upon the exercise of stock options. Also includes 48,000 shares owned by a member of Mr. Bernard’s family. Mr. Bernard disclaims beneficial ownership of the shares identified in the preceding sentence.

(3)	Includes 2,400 unvested restricted stock awards and 16,000 shares that may be acquired by Mr. Brady within 60 days upon the exercise of stock options.

(4)	Includes 36,000 shares that may be acquired by Mr. Broaddus within 60 days upon the exercise of stock options.

(5)	Includes 2,400 unvested restricted stock awards and 74,000 shares that may be acquired by Mr. Hebb within 60 days upon the exercise of stock options.

(6)	Includes 897,882 shares that may be acquired by Mr. Kennedy within 60 days upon the exercise of stock options.

(7)	Includes 71,200 shares that may be acquired by Mr. Moreland within 60 days upon the exercise of stock options.

(8)	Includes 616,240 shares that may be acquired by Mr. Rogers within 60 days upon the exercise of stock options.

(9)	Represents all shares that may be acquired by Dr. Sommer within 60 days upon the exercise of stock options.

(10)	Includes 463,616 shares that may be acquired by Mr. Stromberg within 60 days upon the exercise of stock options.

(11)	Includes 36,000 shares that may be acquired by Mr. Taylor within 60 days upon the exercise of stock options.

(12)	Includes 70,000 shares that may be acquired by Ms. Whittemore within 60 days upon the exercise of stock options.

(13)	Includes 4,980,173 shares that may be acquired by all directors and executive officers as a group within 60 days upon the exercise of stock options. These shares also include 155,482 shares that are held in an account pledged as collateral for another executive officer’s credit line.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
We believe that in 2007 our directors and officers timely complied with the requirements of Section 16(a) of the Securities Exchange Act to report ownership, and transactions which change ownership, of our common stock.
COMPENSATION OF NAMED EXECUTIVE OFFICERS
Compensation Discussion and Analysis
Overview
Our named executive officer (“NEO”) compensation programs are designed to satisfy two core objectives:
•	retaining the most talented of a small pool of highly skilled investment professionals; and

•	maintaining a close community of interests between them and our common stockholders by linking their total compensation to our corporate performance.
We strive to maintain the highest levels of performance within the investment management and financial services industries. Success in these sectors requires the leadership of experienced managers with extensive and specialized training and expertise. The pool of high-quality candidates is smaller than the leadership needs for us and our competitors, resulting in significant competition for available talent. We consider each of our NEOs to be an invaluable resource, and over many years with us they have developed as a cohesive and complementary management team. We believe it is imperative that our NEO compensation packages remain attractive and competitive in comparison to peer companies.
At the same time, we recognize that NEO compensation should be consistent with the interests of our stockholders. Our NEO compensation is primarily based on incentive compensation, with the intention that base salaries constitute a relatively small portion of overall compensation. Our compensation programs are designed to reward NEOs for short-term success as well as long-term performance, as measured by the financial performance of Price Group and by the relative investment performance of our investment funds and portfolios. Our compensation programs also are designed to reward the more intangible, but still critical, contributors to our success, such as service quality, corporate integrity, institutional loyalty, and corporate reputation.
Our Executive Compensation Committee is responsible for determining the compensation of our NEOs. In making these determinations, the committee receives input from FWCook, an independent compensation consultant retained by the committee, who provides information about the competitive market for senior management in the investment management and financial services industries. The committee also receives input from the Chief Executive Officer and other senior executive officers of the company, including information concerning compensation paid to senior officers of the company who are not the NEOs and the relationship of that compensation to available data about compensation paid to senior personnel in other investment management and financial services companies. You can find more information regarding our Executive Compensation Committee and how it operates on page 7.
The discussion below addresses the principal elements of our NEO compensation. Please also consult the compensation tables beginning on page 17 for more detailed information.

Base Salary
We pay base salaries at amounts expected to constitute significantly less than 50% of total compensation, so that the substantial majority of NEO compensation is dependent on our continued success and growth. Each of our NEOs was paid a base salary of $350,000 for 2007, and is expected to be paid the same base salary for 2008.
Incentive Compensation
We strongly believe that NEO compensation should be consistent with the interests of our stockholders, and therefore should be directly linked to our overall corporate performance as well as our success in achieving our long-term strategic goals. We traditionally have not offered our senior executives employment agreements or severance or change-of-control agreements. In addition, while our executives participate in a defined contribution retirement plan, we do not provide them any supplemental retirement benefits. Accordingly, we believe that our incentive and equity compensation programs are extremely critical to maintaining the competitiveness of our compensation arrangements, particularly given the absence of these other supplemental benefits or plans.
We have an Annual Incentive Compensation Pool to provide cash compensation that sets maximum bonus amounts based entirely on performance, and generally results in cash compensation after review and finalization by the Committee which is based both on current and long-term performance. The stock incentive program is designed to provide equity compensation primarily linked to longer-term performance.
At the beginning of each year, the Management Compensation Committee, which is made up of the senior executive officers of the company, will, in conjunction with the Executive Compensation Committee of the Board of Directors, identify goals and objectives for the upcoming year. Some of the objectives will be relatively consistent from year to year while others will vary depending upon the initiatives that will be undertaken in that year. All are designed to be consistent with a strategy to manage Price Group toward long-term goals with the objective of a team-oriented structure that operates in the best long-term interests of clients, associates and stockholders. Goals and objectives established for 2007 included the following:
•	Recruit, train and retain the highest quality associates;

•	Sustain the strong relative investment results of our mutual funds and other investment portfolios;

•	Maintain high awareness, positive brand image and our reputation for integrity;

•	Continue to strengthen our diversified distribution strategy;

•	Enhance organizational capabilities to manage sustained growth and the increasing scope and complexity of our business;

•	Implement important capital projects and evaluate other requirements to support future growth; and

•	Maintain strong relative financial performance.
In assessing the performance of our NEOs during 2007, we considered their performance against these and other objectives and noted the following:
•	The company had a strong financial performance in 2007 achieving record revenues, net income, earnings per share, assets under management and stockholders’ equity;

•	Relative investment performance continued at a very favorable level with at least 72% of our funds across their share classes outperforming their comparable Lipper averages on a total return basis for the three-, five-, and 10-year periods ended December 31, 2007, and Morningstar awarding four or five stars to funds accounting for more than 72% of our rated funds’ assets under management;

•	We were successful in our recruiting efforts, including numerous key senior hires, and continued to attract, train, and mentor our high quality staff;

•	We continued to distribute effectively across multiple channels of distribution, and for the 2007 year had net cash inflows of $33.8 billion and ended the year with assets under management of $400 billion.

•	In 2007, we completed several facilities expansion and renovation projects and initiated new projects to accommodate future growth in operations.

In addition, the committee recognized that management has continued to create an environment of cooperation and collaboration among its employees while recognizing and rewarding individual achievement. Further, the committee believes that the firm’s reputation of high integrity has been maintained.
Annual Incentive Compensation Pool
All of our NEOs participated in our Annual Incentive Compensation Pool approved by Price Group’s stockholders at our 2003 Annual Meeting. The Annual Incentive Compensation Pool is designed to coordinate the maximum bonus for an NEO with our performance over a calendar year. It provides for a bonus pool based on “adjusted earnings”, which is defined as income before income taxes as reflected in our audited consolidated statements of income, adjusted to exclude certain extraordinary, unusual, or nonrecurring items, any charge relating to goodwill, and the effect of changes in accounting policy.
The bonus pool under the Annual Incentive Compensation Pool is funded in an amount equal to 6% of “adjusted earnings” up to $50 million, plus 8% of the amount by which “adjusted earnings” exceed $50 million. Early in 2007, the Executive Compensation Committee approved the participation of Messrs. Kennedy, Rogers and Bernard each at a level of up to 19% of the bonus pool, Mr. Stromberg at a level of up to 16% of the bonus pool, and Mr. Moreland at a level of up to 7% of the bonus pool. Other senior officers of the company participate in the remainder of the pool. The percentages set a maximum amount that could be awarded under the terms of the Annual Incentive Compensation Pool to each NEO, and reflect an expectation of possible relative participation in that pool by the NEOs based largely on their respective roles. In setting the percentages, the Executive Compensation Committee considered it likely that it would exercise discretion consistent with past practice to pay lower than the maximum amount after assessing the overall contribution and performance of the NEOs and other compensation levels within the company.
Individual bonuses awarded by the Executive Compensation Committee for 2007 are detailed in the Summary Compensation Table on page 17 under the column labeled “Non-Equity Incentive Plan Compensation.” The Executive Compensation Committee determined these bonus amounts based on a variety of factors, including the assessment factors discussed above under Incentive Compensation. In addition, the Executive Compensation Committee considered in the case of Messrs. Kennedy, Rogers, and Bernard their handling of the additional responsibility transitioned to them as a result of the senior management changes over the last few years and their assumption of joint responsibility for the overall management and direction of the company. The committee considered also in the case of Mr. Kennedy his responsibility and performance as Chief Executive Officer and President of the company; in the case of Mr. Rogers the committee also considered his responsibility as Chairman of the Board and his continued investment responsibilities and performance as Chief Investment Officer; and in the case of Mr. Bernard the committee also considered his responsibility for interactions with the company’s sponsored mutual fund boards and marketing and distribution matters. Lastly, the committee considered in the case of Mr. Stromberg his responsibility to manage the U.S. equity investment management group of the company and his participation on the Management Committee, and in the case of Mr. Moreland his performance as Chief Financial Officer. The incentive bonus award to each NEO was considerably less than the maximum available to him under the 2007 bonus pool.
In considering these factors and making these determinations, the committee also considered competitive data regarding compensation at peer companies in the investment management and other financial services industries. In this regard, FWCook provided the Executive Compensation Committee with compensation data for a competitive group comprised of 10 asset management companies and 10 financial services companies. In addition, management made available to the committee detailed compensation data provided by McLagan Partners relevant from a competitive standpoint to compensation set for other senior officers of the company. The committee noted in its deliberations that it looked to maintain reasonable alignment between the compensation of the NEOs and other senior personnel in order to retain talent and maintain a collaborative environment. While it does not currently expect to do so, the committee does retain discretion to pay additional incentive compensation or bonuses outside of the Annual Incentive Compensation Pool.
Bonuses under the Annual Incentive Compensation Pool are structured to be deductible under Section 162(m) of the Internal Revenue Code. Section 162(m) denies publicly-held corporations the federal income tax deduction for compensation in excess of $1 million paid to the chief executive officer and the three other most highly compensated officers during a fiscal year, other than the chief financial officer, unless the compensation is “performance-based.” We believe that the Annual Incentive Compensation Pool satisfies the “performance-based” requirements of Section 162(m); however, there can be no assurance that we will be able to achieve such deductibility in the future.
Stock Option Awards
We also consider it crucial to maintain a strong association between our NEO compensation and our stockholders’ long-term interests. We believe that our equity compensation program is a significant factor in achieving this goal. Equity compensation is intended to represent a material portion of our NEOs’ total compensation.
Although the Executive Compensation Committee has the authority to grant stock appreciation rights and restricted stock awards in addition to stock options, to date options have been the primary form of equity compensation and the only awards that have been made to our NEOs. We have historically used stock options rather than other forms of equity compensation; however, we may grant restricted stock awards to our NEOs in the future. As part of our annual award program, we granted our NEOs options to purchase an aggregate of 430,000 shares of our common stock, representing 8% of all options we awarded to employees in 2007. The foregoing percentage excludes replenishment options which were automatically granted when shares already owned were relinquished in payment of the exercise price of an outstanding non-qualified option granted prior to November 2004. In determining these option grants, the committee took into account, among other factors, the existing share ownership levels of our NEOs.

With the exception of grants to new employees and replenishment grants, all equity grants to employees, including the option grants to our NEOs, were made on September 6, 2007, which is consistent with our policy to award equity grants at a regularly scheduled meeting of the Executive Compensation Committee. Since the options vest ratably over five years and will not be fully exercisable until 2012, and the exercise price is set at the grant-date fair value of $50.02, we believe the option grants provide added incentive for our management team to strive for continued long-term growth and profitability. The timing of replenishment grants, which are discussed in greater detail on page 19, is determined solely by the option holder, because such grants occur automatically when an eligible non-qualified option is exercised by relinquishing shares already owned in payment of the exercise price. The Management Compensation Committee, pursuant to authority delegated to it by the Executive Compensation Committee, granted equity awards to a few non-executive new hires. All new employee grants were awarded on the first business day of the month following the start of employment.
Stock Ownership Guidelines
During 2007, our Board of Directors adopted stock ownership guidelines for our executive officers. The guidelines provide that our NEOs and other key executives are expected to reach levels of ownership determined as a stated multiple of an executive’s base salary within five years after the adoption of the guidelines or, if later, within five years from the date when the executive assumed his or her position. The stated ownership multiples are 10 times base salary for the President, Vice Chairman and Chairman, five times base salary for other members of our Management Committee, and three times base salary for other executive officers.
Payment of HSR Act Fees
Certain of our executive officers, including Messrs. Kennedy and Rogers, have been required to submit filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, based on their ownership of our common stock. We pay filing fees on behalf of our executive officers when such filings are required because the filings are a direct result of each NEO’s position with our company and the equity awards we have granted to them, and we believe that not paying the fees would be inconsistent with our goal of encouraging stock ownership among our NEOs. We also paid an additional amount sufficient to cover the estimated tax liability resulting from our payment of the filing fees to help ensure that there is no significant out-of-pocket cost to our NEOs in connection with this filing obligation.
Defined Contribution Plan
Our U.S. retirement program provides retirement benefits based on the investment performance of each participant’s account. For 2007, we contributed $147,500 to this program for our NEOs as a group. We provide this program to our NEOs and to all U.S. employees in order to assist them in their retirement planning. We calculate the contribution amounts based on plan formulas that apply to all employees, including NEOs.
Post-Employment Payments
We have not entered into agreements with any of our NEOs, so we do not anticipate making any post-employment payments to them. All existing option agreements held by all grantees under our 2001 and 2004 Stock Incentive Plans include a provision that may accelerate the vesting of outstanding but unexercisable options so that all options will become exercisable in connection with a change in control of Price Group and remain exercisable for a one-year period thereafter. The Executive Compensation Committee can modify or rescind this provision, or adopt other acceleration provisions. See our Outstanding Equity Awards Table on page 19 for further details.

Summary Compensation Table (1). The following table summarizes the total compensation of our named executive officers, who are the Chief Executive Officer, the Chief Financial Officer and our three other most highly compensated executive officers.

					Non-equity
Name and Principal				Option Awards	incentive plan	All other
Position	Year	Salary	Bonus	(2)	compensation (3)	compensation (4)	Total

James A.C. Kennedy	2007	$350,000	$—	$1,361,386	$5,750,000	$281,249	$7,742,635
Chief Executive Officer and President	2006	$350,000	$—	$975,626	$4,300,000	$57,161	$5,682,787

Brian C. Rogers	2007	$350,000	$—	$2,012,738	$6,250,000	$279,087	$8,891,825
Chairman and Chief Investment Officer	2006	$350,000	$—	$1,953,759	$4,800,000	$121,374	$7,225,133

Edward C. Bernard	2007	$350,000	$—	$1,712,006	$5,000,000	$57,915	$7,119,921
Vice Chairman and President, T. Rowe Price Investment Services	2006	$350,000	$—	$1,651,453	$3,800,000	$57,161	$5,858,614

William J. Stromberg	2007	$350,000	$—	$1,542,854	$4,400,000	$57,066	$6,349,920
Director of Equities and Director of Global Equity Research

Kenneth V. Moreland	2007	$350,000	—	$525,940	$650,000	$59,435	$1,585,375
Chief Financial Officer	2006	$350,000	$500,000	$431,090	—	$48,661	$1,329,751

(1)	Includes only those columns relating to compensation awarded to, earned by, or paid to the NEOs in 2006 and 2007, except with respect to Mr. Stromberg, who was not an NEO in 2006. All other columns have been omitted.

(2)	The 2007 amounts included in the table represent the compensation cost recognized in Price Group’s 2007 financial statements relating to stock option awards granted to each NEO as part of our 2002 through 2007 annual award programs, and in the case of Messrs. Kennedy, Rogers, Bernard, and Stromberg, 2007 replenishment grants. The grant-date fair value of each annual award is being recognized as compensation cost over the requisite service period pursuant to SFAS 123R using the Black-Scholes option-pricing model. The following represents the weighted-average assumptions used for the years indicated:

	2002	2003	2004	2005	2006	2007

Expected life in years	5.7	5.5	5.2	5.5	5.5	5.4
Expected volatility	36%	35%	33%	29%	26%	23%
Dividend yield	1.4%	1.5%	1.7%	1.7%	1.7%	1.7%
Risk-free interest rate	4.0%	3.6%	3.7%	4.2%	4.6%	4.3%

A further description of these assumptions is included in Significant Accounting Policies for Stock Awards and Options on page 31 of the 2007 Annual Report to Stockholders.

(3)	Represents cash amounts awarded by the Executive Compensation Committee and paid to NEOs under the 2007 Annual Incentive Compensation Pool. See our Compensation Discussion and Analysis and the Grants of Plan Based Awards Table for more details of the workings of this plan.

(4)	The following types of compensation are included in the all other compensation column for 2007:
a.	Contributions made to the T. Rowe Price U.S. Retirement Program. This plan provides retirement benefits based on contributions by the employee and the company as well as the investment performance of each plan participant’s account. Each NEO received a contribution of $29,500.

b.	Each NEO earned $4,363 in additional cash compensation for the amount calculated under the U.S. Retirement Program that could not be credited to their retirement accounts for 2007 due to contribution limits imposed under Section 415 of the Internal Revenue Code.

c.	Messrs. Rogers and Moreland were paid $1,500 each in directors’ fees by a wholly owned subsidiary of Price Associates.

d.	Matching contributions were made on behalf of Messrs. Kennedy, Bernard, and Moreland in the amount of $4,000 each. Mr. Stromberg received a matching contribution in the amount of $3,000 for the same period. Matching contributions are paid under our Employee Stock Purchase Plan which is offered to all employees of Price Group and its related affiliates.

e.	A fee of $125,000 was paid on behalf of both Messrs. Kennedy and Rogers with their individual filings submitted pursuant to the HSR Act. An additional amount of $98,334 was paid to both Messrs. Kennedy and Rogers to cover their estimated tax liability associated with our payment of the filing fee. See our Compensation Discussion and Analysis for further discussion of the reimbursement of these HSR Act fees.

f.	NEOs, directors, and all employees of Price Group and its related affiliates are eligible to direct our sponsored T. Rowe Price Associates Foundation, Inc. to match personal gifts up to an annual limit to qualified charitable organizations. For 2007, all of the NEOs were eligible to and did have gifts matched of $20,000.

g.	Each of the NEOs was reimbursed amounts less then $400 to cover his related estimated tax liability associated with the receipt of service anniversary and other gifts totaling less than $500.

h.	Perquisites and other personal benefits in the aggregate were less than $10,000 for each NEO. As a general rule, the company does not provide significant perquisites or other personal benefits to its executive officers.
2007 Grants of Plan-Based Awards Table (1). The following table provides information concerning each plan-based award granted in 2007 to the executive officers named in the Summary Compensation Table and other information regarding their grants.

			Estimated Possible Payouts under		Number of	Exercise Price
			Non-Equity Incentive Plan		Securities	of Option
			Awards		Underlying	Awards per	Grant Date
Name	Grant Date		Threshold	Maximum (2)	Options	Share	Fair Value (5)

James A.C. Kennedy	02/14/2007		$—	$16,177,360
	02/28/2007	(4)			11,039	$46.56	$86,215
	07/03/2007	(4)			21,975	$53.54	$26,150
	09/06/2007	(3)			100,000	$50.02	$1,381,000
	11/15/2007	(4)			9,639	$63.47	$11,760
	12/19/2007	(4)			8,843	$60.64	$41,739

Brian C. Rogers	02/14/2007		$—	$16,177,360
	05/24/2007	(4)			60,585	$49.08	$410,160
	09/06/2007	(3)			100,000	$50.02	$1,381,000
	12/14/2007	(4)			67,038	$62.50	$326,475

Edward C. Bernard	02/14/2007		$—	$16,177,360
	05/24/2007	(4)			49,337	$49.08	$283,577
	09/06/2007	(3)			100,000	$50.02	$1,381,000
	12/19/2007	(4)			21,668	$60.64	$152,326

William J. Stromberg	02/14/2007		$—	$13,623,040
	06/14/2007	(4)			35,520	$52.14	$327,139
	09/06/2007	(3)			90,000	$50.02	$1,242,900

Kenneth V. Moreland	02/14/2007		$—	$5,960,080
	09/06/2007	(3)			40,000	$50.02	$552,400

(1)	Includes only those columns relating to plan-based awards granted during 2007. All other columns have been omitted.

(2)	For 2007, the Executive Compensation Committee awarded significantly less than the maximum amount to the NEOs and the actual amount awarded has been disclosed in the Summary Compensation Table on page 17 under “Non-Equity Incentive Plan Compensation.” The maximum represents the highest possible bonus that could have been paid to each of these individuals under the 2007 Annual Incentive Compensation Pool based on our 2007 audited financial statements. See our Compensation Discussion and Analysis and the narrative below for more details. The Executive Compensation Committee has discretion to award no bonus under this program, or to award up to the maximum bonus. As a result, there is no minimum amount payable even if performance goals are met.

(3)	Represents stock options granted as part of our annual award program. These options were awarded from the 2004 Stock Incentive Plan. Vesting of these options is based on the named executive officer continuing to render service and occurs at a rate of 20% per year from the date of grant.

(4)	Represents a replenishment grant that vests immediately. All replenishment grants were awarded from our 2004 Stock Incentive Plan, which was approved by our stockholders on April 8, 2004. The timing of replenishment grants, which are discussed in further detail below, is determined solely by the option holder, because such grants occur automatically when an eligible non-qualified stock option is exercised by relinquishing shares already owned in payment of the exercise price.

(5)	Represents the full grant-date fair value computed in accordance with SFAS 123R, using the Black-Scholes option-pricing model. A description of the assumptions used for volatility, risk-free interest rate, dividend yield, and expected life to determine the grant-date fair value is included in Significant Accounting Policies for Stock Awards and Options on page 31 of the 2007 Annual Report to Stockholders as well as a footnote to the Summary Compensation Table on page 17. The grant-date fair value is recognized as compensation cost in our financial statements over the requisite service period pursuant to SFAS 123R.

The Annual Incentive Compensation Pool was funded based on income before taxes of $1,076.8 million as reported in our audited consolidated statement of income on page 27 of our 2007 Annual Report to Stockholders, without any adjustment. The total bonus pool based on the calculation detailed in the Compensation Discussion and Analysis on page 13, was therefore, $85.1 million. Early in 2007, the Executive Compensation Committee approved the participation of Messrs. Kennedy, Rogers, and Bernard each at a level up to 19% of the bonus pool, Mr. Stromberg at a level of up to 16% of the bonus pool and Mr. Moreland at a level of up to 7% of the bonus pool.
Stock options granted under our annual award program are granted at the fair market value on the date of grant and generally become exercisable in five equal increments on the first through fifth anniversaries of the grant date. Replenishment grants, which are made available only in conjunction with non-qualified options originally granted prior to November 2004, allow an option holder to receive additional options if an eligible non-qualified stock option is exercised by relinquishing shares already owned in payment of the exercise price. The replenishment options are granted at fair market value on the date of exercise of the option giving rise to the replenishment grant and may themselves be exercised until the expiration date of the option exercised. The replenishment options, which are equal in number to the shares relinquished, are exercisable immediately. The company ceased granting options with a replenishment feature after October 2004.
Outstanding Equity Awards Table at December 31, 2007 (1). The following table shows information concerning option awards outstanding at December 31, 2007 for each NEO. There is a provision in all existing option agreements held by all grantees under our 2001 and 2004 Stock Incentive Plans that may accelerate the vesting of outstanding but unexercisable options so that all options will become exercisable in connection with a change-in-control of Price Group and remain exercisable for a one-year period thereafter. The Executive Compensation Committee may modify or rescind this provision, or make other provisions for accelerating the ability to exercise options.

	Number of Securities Underlying
	Unexercised Options				Option Exercise	Option Expiration
Name	Exercisable		Unexercisable (9)		Price	Date

James A.C. Kennedy	164,400				$17.875	12/21/2008
	8,843	(2)			$60.640	12/21/2008
	153,400				$15.375	09/03/2009
	155,000				$19.500	11/20/2010
	112,400				$12.850	09/21/2011
	11,039	(2)			$46.560	09/21/2011
	92,800				$13.670	07/30/2012
	80,000		20,000	(3)	$21.725	12/11/2013
	60,000		40,000	(5)	$30.775	12/20/2014
	40,000		60,000	(6)	$32.620	10/03/2015
	20,000		80,000	(7)	$46.190	11/01/2016
			100,000	(8)	$50.020	09/06/2017

Brian C. Rogers	67,038	(2)			$62.500	12/21/2008
	60,585	(2)			$49.080	09/03/2009
	155,000				$19.500	11/20/2010
	34,350	(2)			$36.660	09/21/2011
	24,800				$13.670	07/30/2012
	31,832	(2)			$41.225	07/30/2012
	10,635	(2)			$41.130	07/30/2012
	96,000		24,000	(3)	$21.725	12/11/2013
	72,000		48,000	(5)	$30.775	12/20/2014
	44,000		66,000	(6)	$32.620	10/03/2015
	20,000		80,000	(7)	$46.190	11/01/2016
			100,000	(8)	$50.020	09/06/2017

Edward C. Bernard	45,306	(2)			$49.080	12/21/2008
	71,789	(2)			$41.420	09/03/2009
	145,000				$19.500	11/20/2010
	16,078	(2)			$60.640	11/20/2010
	37,262	(2)			$33.105	09/21/2011
	12,258	(2)			$33.545	09/21/2011
	4,031	(2)			$49.080	09/21/2011
	26,426	(2)			$33.105	07/30/2012
	13,040	(2)			$33.545	07/30/2012
	10,561	(2)			$41.420	07/30/2012
	5,590	(2)			$60.640	07/30/2012
	96,000		24,000	(3)	$21.725	12/11/2013
	72,000		48,000	(5)	$30.775	12/20/2014
	44,000		66,000	(6)	$32.620	10/03/2015
	20,000		80,000	(7)	$46.190	11/01/2016
			100,000	(8)	$50.020	09/06/2017

William J. Stromberg	32,558	(2)			$30.695	09/03/2009
	38,504	(2)			$31.305	09/03/2009
	78,150	(2)			$36.180	11/20/2010
	18,378	(2)			$20.975	09/21/2011
	17,800	(2)			$21.450	09/21/2011
	21,126	(2)			$36.495	09/21/2011
	5,520	(2)			$52.140	09/21/2011
	22,800				$13.670	07/30/2012
	16,948	(2)			$24.195	07/30/2012
	22,474	(2)			$36.495	07/30/2012
	9,358	(2)			$43.820	07/30/2012
	24,000		24,000	(3)	$21.725	12/11/2013
	30,000	(2)			$52.140	12/11/2013
	66,000		44,000	(5)	$30.775	12/20/2014
	40,000		60,000	(6)	$32.620	10/03/2015
	20,000		80,000	(7)	$46.190	11/01/2016
			90,000	(8)	$50.020	09/06/2017

Kenneth V. Moreland	13,200		16,000	(4)	$26.940	04/01/2014
	30,000		20,000	(5)	$30.775	12/20/2014
	20,000		30,000	(6)	$32.620	10/03/2015
	8,000		32,000	(7)	$46.190	11/01/2016
			40,000	(8)	$50.020	09/06/2017

(1)	Includes only those columns for which there are outstanding equity awards at December 31, 2007. All other columns have been omitted.

(2)	Represents a replenishment grant that vests immediately. For more information regarding replenishment grants, please refer to the discussion on page 19.

(3)	Vests in full on 12/11/2008.

(4)	Vesting occurs 50% on each of 04/01/2008, and 04/01/2009.

(5)	Vesting occurs 50% on each of 12/20/2008, and 12/20/2009.

(6)	Vesting occurs 33 1/3% on each of 10/03/2008, 10/03/2009, and 10/03/2010.

(7)	Vesting occurs 25% on each of 11/01/2008, 11/01/2009, 11/01/2010, and 11/01/2011.

(8)	Vesting occurs 20% on each of 09/06/2008, 09/06/2009, 09/06/2010, 09/06/2011 and 09/06/2012.

(9)	Assuming that a change-in-control of the company had caused the vesting of these options to accelerate as currently contemplated under the terms of our 2001 and 2004 Stock Incentive Plans, the potential amount, as of December 31, 2007, that would be realized upon the exercise of the vested options would be $5,944,100 in the case of Mr. Kennedy; $6,511,120 in the case of Messrs. Rogers, and Bernard; $6,112,540 in the case of Mr. Stromberg; and $2,897,420 in the case of Mr. Moreland. The amounts are calculated using the difference between the exercise price of the options and the closing price of our common stock on December 31, 2007.

2007 Option Exercises Table (1). The following table shows aggregated stock option exercises in 2007 and the related value realized on those exercises for each of the NEOs. The value realized on exercise is the difference between the market price of the underlying securities on the date of exercise and the exercise price, multiplied by the number of shares acquired.

	Number of Shares
	Acquired on	Value Realized
Name	Exercise (2), (3)	on Exercise
James A.C. Kennedy	213,175	$7,865,475
Brian C. Rogers	548,650	$19,171,483
Edward C. Bernard	282,358	$9,218,380
William J. Stromberg	240,328	$7,429,728
Kenneth V. Moreland	6,800	$195,812

(1)	Includes only those columns relating to 2007 option exercises. All other columns have been omitted.

(2)	Represents the total number of shares underlying the exercised stock options.

(3)	For some NEOs, the number of shares actually acquired was less than the number presented in the table above as a result of tendering shares for payment of the exercise price and the withholding of shares for taxes. The net shares received were as follows:

James A.C. Kennedy	116,088
Brian C. Rogers	211,064
Edward C. Bernard	111,610
William J. Stromberg	128,425
Equity Compensation Plan Information. The following table sets forth information regarding outstanding options and restricted stock units and shares reserved for future issuance under our equity compensation plans as of December 31, 2007. None of the plans have outstanding warrants or rights other than options and restricted stock units. All plans have been approved by our stockholders.
Equity Compensation Plan Information

	Number of Securities to be		Number of Securities
	Issued Upon Exercise of		Remaining Available
	Outstanding Options and	Weighted-Average	for Future Issuance
	Vesting of Restricted Stock	Exercise Price of	Under Equity
Plan Category	Units	Outstanding Options	Compensation Plans

Equity Compensation Plans Approved by Stockholders	41,170,448 (1)	$31.16	24,981,779 (2)

(1)	Includes 140,273 shares that may be issued under outstanding restricted stock units. The weighted-average exercise price pertains only to the 41,030,175 outstanding options.

(2)	Includes 21,621,779 shares that may be issued under our 2004 Stock Incentive Plan, 2001 Stock Incentive Plan and 2007 Non-Employee Director Equity Plan, and 3,360,000 shares that may be issued under our Employee Stock Purchase Plan. No shares have been issued under the Employee Stock Purchase Plan since its inception; all plan shares have been purchased in the open market. The number of shares available for future issuance will increase under the terms of the 2004 Stock Incentive Plan as a result of all future common stock repurchases that we make from proceeds generated by stock option exercises that occur after the inception of the 2004 Stock Incentive Plan. The 2004 Stock Incentive Plan and the 2001 Stock Incentive Plan both allow for the grant of stock options, stock appreciation rights, and stock awards including restricted stock and restricted stock units. The maximum number of shares that may be issued in connection with future stock awards is 2,000,000 under the 2004 Stock Incentive Plan and 1,332,300 under the 2001 Stock Incentive Plan.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
In this report, the terms “we” and “our” refer to the members of the Executive Compensation Committee, each of whom is listed at the end of this report.
As part of our responsibilities, we have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which begins on page 13 of this proxy statement. Based on such review and discussions, we have recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement and in the company’s Annual Report on Form 10-K for the year ended December 31, 2007.
Donald B. Hebb, Jr., Chairman
James T. Brady
J. Alfred Broaddus, Jr.
Dr. Alfred Sommer
Dwight S. Taylor
Anne Marie Whittemore
PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008
The Audit Committee reappointed KPMG as Price Group’s independent registered public accounting firm for 2008 at its January 2008 meeting, and submits this reappointment for ratification by our stockholders. KPMG was first appointed to serve as our independent registered public accounting firm on September 6, 2001.
Representatives of KPMG are expected to be present at the Meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders.
Recommendation of the Board of Directors; Vote Required
We recommend that you vote FOR Proposal 3, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2008. All properly executed proxies received in time to be tabulated for the Meeting will be voted FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2008 unless otherwise specified. In order to be adopted at the Meeting, Proposal 3 must be approved by the affirmative vote of a majority of the total votes cast at the Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote. In the event Proposal 3 does not obtain the requisite number of affirmative votes, the Audit Committee will reconsider the appointment of KPMG.
Disclosure of Fees Charged by the Independent Registered Public Accounting Firm
The following table summarizes the fees charged by KPMG for services rendered to Price Group and its subsidiaries during 2006 and 2007. All services were approved by the Audit Committee pursuant to the pre-approval procedures described below.
Amount Billed and Paid

Type of Fee	2006	2007
Audit Fees (1)	$856,700	$980,499
Audit-Related Fees (2)	59,350	56,409
Tax Fees (3)	416,670	388,727
All Other Fees (4)	205,157	108,004

	$1,537,877	$1,533,639

(1)	Aggregate fees charged for annual audits, quarterly reviews, and the reports of the independent registered public accounting firm on internal control over financial reporting as of December 31, 2006 and 2007.

(2)	Aggregate fees charged for assurance and related services that are reasonably related to the performance of the audit and are not reported as Audit Fees. In 2006 and 2007, these services included audits of several affiliated entities such as corporate retirement plans and accounting consultations regarding new accounting requirements.

(3)	Aggregate fees charged for tax compliance and tax preparation.

(4)	Aggregate fees charged for an attestation engagement related to our compliance with Global Investment Performance Presentation Standards (GIPS) and for tax consulting. The 2007 amount also includes the cost to attend executive education courses.

AUDIT COMMITTEE PRE-APPROVAL POLICIES
The Audit Committee has adopted policies and procedures which set forth the manner in which the committee will review and approve all audit and non-audit services to be provided by the independent registered public accounting firm before that firm is retained for such services. The pre-approval policies and procedures are as follows:
•	Any audit or non-audit service to be provided to Price Group by the independent registered public accounting firm must be submitted to the Audit Committee for review and approval. The proposed services are submitted on the Audit Committee’s “Independent Registered Public Accounting Firm Audit and Non-Audit Services Request Form” with a description of the services to be performed, fees to be charged, and affirmation that the services are not prohibited under Section 201 of the Sarbanes-Oxley Act of 2002. The form must be approved by Price Group’s Chief Executive Officer, Chief Financial Officer, or Director of Internal Audit prior to submission to the Audit Committee.

•	The Audit Committee in its sole discretion then approves or disapproves the proposed services and documents such approval, if given, by signing the approval form. Pre-approval actions taken during Audit Committee meetings are recorded in the minutes of the meetings.

•	Any audit or non-audit service to be provided to Price Group which is proposed between meetings of the Audit Committee will be submitted to the Audit Committee chairman on a properly completed “Independent Registered Public Accounting Firm Audit and Non-Audit Services Request Form” for the chairman’s review and pre-approval and will be included as an agenda item at the next scheduled Audit Committee meeting.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees Price Group’s financial reporting process on behalf of the Board of Directors. Our committee held six meetings during 2007. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of Price Group’s audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of Price Group’s internal control over financial reporting. We appointed KPMG as Price Group’s independent registered public accounting firm for 2007 after reviewing that firm’s performance and independence from management and that appointment was ratified by our stockholders at the 2007 Annual Meeting. We reappointed KPMG as Price Group’s independent registered public accounting firm for 2008 at our regularly scheduled January 2008 meeting after conducting the same set of reviews.
In fulfilling our oversight responsibilities, we reviewed and discussed with management the audited financial statements prior to their issuance and publication in the 2007 Annual Report on Form 10-K and in the 2007 Annual Report to Stockholders. We reviewed with KPMG its judgments as to the quality, not just the acceptability, of Price Group’s accounting principles and discussed with its representatives other matters required to be discussed under generally accepted auditing standards, including matters required to be discussed in accordance with the Statement on Auditing Standards No. 114, The Auditor’s Communication with those Charged with Governance, of the Auditing Standards Board of the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board. We also discussed with KPMG its independence from management and Price Group, and received its written disclosures pursuant to applicable independence standards including Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. We further considered whether the non-audit services described elsewhere in this proxy statement provided by KPMG are compatible with maintaining its independence.
We also discussed with management their evaluation of the effectiveness of Price Group’s internal control over financial reporting as of December 31, 2007. We discussed with KPMG its evaluation of the effectiveness of Price Group’s internal control over financial reporting.
We further discussed with Price Group’s internal auditors and KPMG the overall scope and plans for their respective audits. We met with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations and their evaluations of Price Group’s internal controls.
In reliance upon the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.
James T. Brady, Chairman
J. Alfred Broaddus, Jr.
Dwight S. Taylor
PROPOSAL 4
STOCKHOLDER PROPOSAL
In accordance with the rules of the Securities and Exchange Commission, we have set forth below a proposal and supporting statement from stockholders. Price Group and our Board of Directors accept no responsibility for the stockholder proposal or its supporting statement. We received substantially identical proposals from several proponents. Set out below in italics is, verbatim, a proposal and supporting statement substantially consistent with and representative of all such submissions. This stockholder proposal is required to be voted upon at the Meeting only if properly presented at the Meeting. As explained below, our Board of Directors unanimously recommends that you vote AGAINST this stockholder proposal, and we ask that you read and consider management’s response, which follows the stockholder proposal.

We will promptly provide the names and addresses of the proponents of this stockholder proposal and the number of shares of our common stock owned by them; please send a letter to our Corporate Secretary, Barbara A. Van Horn, T. Rowe Price Group, Inc., 100 East Pratt Street, Mail Code BA-1099, Baltimore, MD 21202, or fax your information request to 1-410-345-3223 or call 1-410-345-7733.
Stockholder Proposal
“Resolved, Shareowners request that the Board of Directors authorize and prepare a report to shareowners which discusses how our investment policies address or could address human rights issues, at reasonable cost and excluding proprietary information, by October 2008. Such a report should review the current investment policies of the company with a view toward adding appropriate policies and procedures to apply when a portfolio company, and its subsidiaries or affiliates, in which we have invested is identified as contributing to human rights violations through their businesses, investments or operations in a country with a clear pattern of genocide or mass atrocities.”
Supporting Statement
“Proponents believe the report should consider various strategies, such as shareowner engagement with portfolio companies, and screening or divestment of stock as appropriate.
Proponents believe one example, clearly demonstrating the need for this report concerns the ongoing atrocities in Sudan, and how certain types of foreign investment contribute to the conflict.
Sudan’s western region, Darfur, continues to experience human rights abuses on an unimaginable scale, including systematic and widespread murder, torture, rape, abduction, looting and forced displacement. Since February 2003, hundreds of thousands of civilians have been killed by both deliberate and indiscriminate attacks, and 2.5 million civilians in the region have been displaced.
Much of the revenue fueling this conflict is generated by Sudan’s oil industry. Rather than funding social development, the majority of these revenues are funneled into military expenditures.
With little capital or expertise to efficiently extract its own oil, Sudan relies almost entirely on foreign companies for both. The oil industry in Sudan is dominated by four foreign companies: China National Petroleum Corporation of China, Petronas of Malaysia, Oil and Natural Gas Corporation of India, and Sinopec of China.
Over 20 US states and 50 colleges have adopted Sudan investment policies, including engagement, screening and divestment, regarding these and other foreign companies operating in certain sectors in Sudan. A 1997 presidential executive order generally bars American companies and citizens from conducting business in Sudan. In 2007, President Bush reinforced that executive order.
Proponents believe that our company, as a shareowner, has a responsibility to address this internationally condemned conflict.”
Your Company’s Response
The Board of Directors and senior management of the company share the proponents’ concern about human rights abuses occurring in the Darfur region of Sudan and elsewhere in the world. We agree that the situation in Darfur is reprehensible and a great human tragedy. We share the global humanitarian viewpoint that more needs to be done, and we believe intervention by international authorities is the best remedy for the situation. We hope that a political solution can be reached by responsible parties to end this tragedy.
As investment fiduciaries, we believe we must manage T. Rowe Price funds and other client portfolios to maximize their returns consistent with their investment policies and objectives. As fundamental investors, the key to our investment process is balancing each security’s potential return against its potential risk, and selecting investments that offer risk-reward profiles that are appropriate for each portfolio. Our investment professionals assess numerous factors during the security selection process, including both financial and non-financial factors. While understanding financial results is a critical step in the process, so too are evaluating a company’s strategic objectives, capital stewardship, reputation, leadership quality, governance practices, corporate values and other intangible elements of the business. We define risk as the amalgamation of dozens of these financial and non-financial factors, and our investment process endeavors to appropriately weigh these risks in determining whether a security should be purchased or sold.
In an effort to further enhance our ability to monitor potential risks associated with our clients’ investments in companies with business ties to Sudan or other troubled areas of the world, we have taken steps over the past year that we believe substantially address the proponents’ concerns. We have engaged in discussions with management teams of companies with operations in these regions to better understand their level of involvement. We have also retained a third-party research provider with expertise in screening for socially responsible investments to assist our investment staff in identifying companies with the most significant exposure to Sudan. We have urged our analysts and portfolio managers to use this research in assessing the companies they analyze. This research helps our investment professionals remain informed of additional risk factors unique to Sudan, such as reputational loss, product boycotts, or even divestiture campaigns.
We hope that our stockholders can appreciate that we have carefully considered what our response should be to global concerns regarding human rights abuses in Sudan and other areas. We consider these and many other types of risk when we decide whether an investment is appropriate for a particular portfolio. We have devoted company personnel and resources to assessing this and many other areas of environmental, social and governance risk, and we integrate that assessment into our investment process. Finally, we have published on our web site special disclosure describing how non-financial risk related to Sudan and other troubled regions is evaluated within our investment process.
The Board of Directors believes that these actions substantially address the proponents’ concerns, and that further action would be largely duplicative and an unnecessary expense. We, therefore, unanimously recommend a vote against this stockholder proposal.

Recommendation of the Board of Directors; Vote Required
We recommend that you vote AGAINST Proposal 4, the stockholder proposal set forth above. All properly executed proxies received in time to be tabulated for the meeting will be voted AGAINST the stockholder proposal unless otherwise specified. If presented at the Meeting, Proposal 4 must be approved by the affirmative vote of a majority of the total votes cast in order to be adopted at the Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote. The stockholder proposal set forth above is a request to the Board of Directors to consider a matter. If the proposal passes, the Board of Directors may consider, in its business judgment, whether to take the requested action or not, but it is not legally obligated to do so.
STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING
Qualified stockholders who wish to have proposals presented at the 2009 annual meeting of stockholders must deliver them to Price Group by October 31, 2008, in order to be considered for inclusion in next year’s proxy statement and proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.
Any stockholder proposal or director nomination for our 2009 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered “untimely” if we receive it before December 11, 2008, or after January 10, 2009. Such proposals and nominations must be made in accordance with the Amended and Restated By-Laws of Price Group. An untimely proposal may be excluded from consideration at our 2009 annual meeting.
All proposals and nominations must be delivered to Price Group’s Secretary at 100 E. Pratt Street, Mail Code BA-1099, Baltimore, MD 21202.
Pursuant to Maryland law and our Amended and Restated By-Laws, a special meeting of our stockholders can generally be called by the Chairman of the Board, our President, our Board of Directors, or upon the written request of stockholders entitled to cast at least 25% of all votes entitled to be cast at the special meeting.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The following procedures have been established by the Nominating and Corporate Governance Committee in order to facilitate communications between our stockholders and our Board of Directors:
1)	Stockholders may send correspondence, which should indicate that the sender is a stockholder, to our Board of Directors or to any individual director by mail to T. Rowe Price Group, Inc., c/o Chief Legal Officer, P.O. Box 17134, Baltimore, MD 21297-1134, or by e-mail to stockholdercommunications@troweprice.com.

2)	Our Chief Legal Officer will be responsible for the first review and logging of this correspondence. The officer will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which the Nominating and Corporate Governance Committee has identified as correspondence which may be retained in our files and not sent to directors.

The Nominating and Corporate Governance Committee has authorized the Chief Legal Officer to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services); (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues; or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed, but not circulated to directors. Except as set forth in the preceding sentence, the Chief Legal Officer will not screen communications sent to directors.

3)	The log of stockholder correspondence will be available to members of the Nominating and Corporate Governance Committee for inspection. At least once each year, the Chief Legal Officer will provide to the Nominating and Corporate Governance Committee a summary of the communications received from stockholders, including the communications not sent to directors in accordance with screening procedures approved by the Nominating and Corporate Governance Committee.
STOCKHOLDERS SHARING THE SAME ADDRESS
Some banks, brokers and other intermediaries engage in the practice of “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may be sent to multiple shareholders in your household unless you request otherwise. We will promptly deliver a separate copy of our 2007 Annual Report to Stockholders or this proxy statement to you if you share an address subject to householding. Please contact our Corporate Secretary at 100 East Pratt Street, Mail Code BA-1099, Baltimore, MD 21202, or by telephone at 410-345-7733.
Please contact your bank, broker or other intermediary if you wish to receive individual copies of our proxy materials in the future. Please contact your bank, broker or other intermediary, or our Corporate Secretary as provided above if members of your household are currently receiving individual copies and you would like to receive a single household copy for future meetings.
OTHER MATTERS
We know of no other matters to be presented to you at the Meeting. As stated in an earlier section, if other matters are considered at the Meeting or any adjournment or postponement thereof, Messrs. Bernard, Kennedy, and Rogers will vote on these matters in accordance with their judgment of the best interests of Price Group.

Exhibit A
T. ROWE PRICE GROUP, INC.
ARTICLES OF AMENDMENT
T. Rowe Price Group, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The charter of the Corporation (the “Charter”) is hereby amended as follows:
(a) Article SIXTH, Paragraph (a) of the charter of the Corporation is hereby amended in its entirety to read as follows:
SIXTH: (a) The total number of shares of stock of all classes which the Corporation has authority to issue is 770,000,000 shares of capital stock (par value $.20 per share) amounting in aggregate par value to $154,000,000, of which 750,000,000 shares (par value $.20 per share) amounting in aggregate par value to $150,000,000 are classified as “Common Stock” and 20,000,000 shares (par value $.20 per share) amounting in aggregate par value to $4,000,000 are classified as “Preferred Stock.”
SECOND: (a) As of immediately before the amendment the total number of shares of stock of all classes which the Corporation has authority to issue is 520,000,000 shares, of which 20,000,000 shares are Preferred Stock (par value $.20 per share) and 500,000,000 shares are Common Stock (par value $.20 per share).
     (b) As amended the total number of shares of stock of all classes which the Corporation has authority to issue is 770,000,000 shares, of which 20,000,000 shares are Preferred Stock (par value $.20 per share) and 750,000,000 shares are Common Stock (par value $.20 per share).
     (c) The aggregate par value of all shares having a par value is $104,000,000 before the amendment and $154,000,000 as amended.
     (d) The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each class of capital stock of the Corporation have not been changed by this Amendment.
THIRD: The foregoing amendment to the Charter has been duly approved and advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
FOURTH: The undersigned President and Secretary of the Corporation acknowledge these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President and Secretary of the Corporation acknowledge that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.
IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this ___ day of ___, 2008.

T. Rowe Price Group, Inc.
By:
James A.C. Kennedy
Chief Executive Officer and President

Attest:                                         , 2008

Barbara A. Van Horn
Secretary

A-1

T. ROWE PRICE GROUP, INC.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, April 10, 2008 at 10:00 a.m.
THE T. ROWE PRICE CORPORATE CAMPUS
4515 Painters Mill Road
Owings Mills, Maryland 21117-4903
DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS
From the north: Take I-83 south to I-695 (Baltimore Beltway) west (toward Pikesville). Take Exit 19 to I-795 north to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus.
From the south: Take I-83 north to I-695 (Baltimore Beltway) west (toward Pikesville). Take Exit 19 to I-795 north to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus.
From the east: Take I-695 (Baltimore Beltway) west to Exit 19 north onto I-795. Take I-795 to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus.
From the west: Take I-70 east to I-695 (Baltimore Beltway) north (toward Towson). At Exit 19, proceed north onto I-795. Take I-795 to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus.
After entering the campus, follow the signs to the building where the annual meeting will be held. Free parking is available in the garage opposite the building.

T. ROWE PRICE GROUP, INC.
2008 Proxy
Revocable Proxy Solicited on Behalf of the Board of Directors
I hereby appoint Edward C. Bernard, James A.C. Kennedy, and Brian C. Rogers, together and separately, as proxies to vote all shares of common stock which I have power to vote at the annual meeting of stockholders to be held on Thursday, April 10, 2008, at 10:00 a.m., at the offices of the company located at 4515 Painters Mill Road, Owings Mills, Maryland 21117-4903, and at any adjournments or postponements thereof, in accordance with the instructions on the reverse side of this proxy card and as if I were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and they may name others to take their place. I also hereby acknowledge receipt of the Notice of Annual Meeting and Proxy Statement, dated                     , 2008, and Price Group’s 2007 Annual Report to Stockholders.
This proxy, when properly completed and returned, will be voted in the manner directed herein by the stockholder named on the reverse side, or IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE NOMINEES LISTED ON THE REVERSE SIDE, “FOR” APPROVAL OF THE CHARTER AMENDMENT, “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP, “AGAINST” THE STOCKHOLDER PROPOSAL REFERRED TO AS PROPOSAL 4 IN THE PROXY STATEMENT, AND IN THE DISCRETION OF THE PROXYHOLDER, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENTS AND POSTPONEMENTS THEREOF.
PLEASE VOTE YOUR PROXY PROMPTLY.
See reverse side for voting instructions.

Company #

THERE ARE THREE WAYS TO VOTE YOUR PROXY

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
ŵ	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until Noon (Central Time) on Wednesday, April 9, 2008.

ŵ	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/trow/ - QUICK *** EASY *** IMMEDIATE
ŵ	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until Noon (Central Time) on Wednesday, April 9, 2008.

ŵ	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to T. Rowe Price Group, Inc., c/o Shareowner Servicessm , P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by phone or the Internet, please do not mail your Proxy Card
ò Please detach here ò

The Board of Directors Recommends a Vote FOR All Nominees Listed in Item 1, and FOR Items 2, 3 and 5.
The Board of Directors Recommends a Vote AGAINST Item 4.

1.	Election of	01	Edward C. Bernard	04	Donald B. Hebb, Jr.	07	Dr. Alfred Sommer	☐ Vote FOR	☐ Vote AGAINST
	directors:	02	James T. Brady	05	James A.C. Kennedy	08	Dwight S. Taylor	all nominees	all nominees
		03	J. Alfred Broaddus, Jr.	06	Brian C. Rogers	09	Anne Marie Whittemore	(except as marked)

(Instructions: To vote against any indicated nominee, write
the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of the proposed charter amendment to increase authorized common stock	☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2008	☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	Approval of the stockholder proposal regarding an investment policies report, as described in the proxy statement which accompanies this proxy card	☐	FOR	☐	AGAINST	☐	ABSTAIN

5.	In their discretion, the proxies are authorized to vote upon such other business and further business as may properly come before the meeting or any adjournments and postponements thereof.	☐	FOR	☐	WITHHOLD
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2, 3 AND 5, AND AGAINST ITEM 4.

Address Change? Mark Box ☐	Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the Proxy.